Exhibit 10.11

BAXALTA INCORPORATED

DIRECTORS’ DEFERRED COMPENSATION PLAN

(Effective July 1, 2015)

TABLE OF CONTENTS

ARTICLE I PURPOSE AND EFFECTIVE DATE		1
1.1	Purpose	1
1.2	Effective Date	1

ARTICLE II DEFINITIONS		2
2.1	Account	2
2.2	Administrator	2
2.3	Baxalta	2
2.4	Beneficiary	2
2.5	Baxter Plan	2
2.6	Board	2
2.7	Compensation	2
2.8	Compensation Committee	2
2.9	Deferral	2
2.10	Deferral Election Form	2
2.11	Distribution Election Form	2
2.12	Outside Director	3
2.13	Participant	3
2.14	Plan Year	3
2.15	Shares	3
2.16	Spin-Off	3
2.17	Termination	3
2.18	Unforeseeable Emergency	3

ARTICLE III ELIGIBILITY FOR COMPENSATION DEFERRALS		4
3.1	Compensation Deferral Elections	4
3.2	Timing of and Changes in Deferral Election	4
3.3	Deferral of Restricted Stock Units	4
3.4	Application to Baxter Directors	5

ARTICLE IV CREDITING OF ACCOUNTS		6
4.1	Crediting of Accounts	6
4.2	Earnings	6
4.3	Account Statements	6
4.4	Vesting	6
4.5	Transfer of Baxter Plan Accounts	6

ARTICLE V DISTRIBUTION OF BENEFITS		7
5.1	Distribution of Benefits	7
5.2	Distribution	7
5.3	Effect of Payment	8
5.4	Taxation of Plan Benefits	9
5.5	Withholding and Payroll Taxes	9
5.6	Distribution Due to Unforeseeable Emergency	9

5.7	Correction of Errors	9

ARTICLE VI BENEFICIARY DESIGNATION		11
6.1	Beneficiary Designation	11
6.2	Amendments to Beneficiary Designation	11
6.3	No Beneficiary Designation	11

ARTICLE VII ADMINISTRATION		12
7.1	Administration	12
7.2	Administrator Powers	12
7.3	Finality of Decisions	12
7.4	Claims Procedure	12
7.5	Indemnity	13

ARTICLE VIII AMENDMENT AND TERMINATION OF PLAN		14
8.1	Amendment	14
8.2	Right to Terminate	14
8.3	Payment at Termination	14

ARTICLE IX MISCELLANEOUS		15
9.1	Unfunded Plan	15
9.2	Unsecured General Creditor	15
9.3	Nonassignability	15
9.4	Protective Provisions	15
9.5	Governing Law	15
9.6	Severability	15
9.7	Notice	16
9.8	Successors	16
9.9	Action by Baxalta	16
9.10	Participant Litigation	16

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BAXALTA INCORPORATED

DIRECTORS’ DEFERRED COMPENSATION PLAN

(Effective July 1, 2015)

ARTICLE I

PURPOSE AND EFFECTIVE DATE

1.1 Purpose. The Baxalta Incorporated Directors’ Deferred Compensation Plan (the “Plan”) has been adopted by Baxalta Incorporated (“Baxalta”). The Plan is intended to help Baxalta retain the services of qualified individuals to serve as outside members of its Board of Directors (“Board”) by offering them the opportunity to defer payment of their retainers and directors’ fees through an unfunded deferred compensation arrangement.

1.2 Effective Date. As of the date of adoption of this Plan, Baxalta is a wholly-owned subsidiary of Baxter International Inc. (“Baxter”). Baxter has announced its plan to distribute at least 80.1 percent of the Shares to the shareholders of Baxter in a spin-off transaction (the “Spin-Off”), on or about July 1, 2015. This Plan is being adopted by the Board in anticipation of the Spin-Off, and the effective date of the Plan (the “Effective Date”) will be the date on which the Spin-Off is consummated. In the event that the Spin-Off does not occur, this Plan will be null and void and no person shall have any rights or obligations hereunder.

ARTICLE II

DEFINITIONS

2.1 Account. The bookkeeping account established to record a Participant’s interest in the Plan as provided in Article IV.

2.2 Administrator. The person or entity appointed to administer the Plan as provided in Article VII.

2.3 Baxalta. Baxalta Incorporated, a Delaware corporation, and any other company that succeeds to the obligations of Baxalta under this Plan pursuant to Section 9.8.

2.4 Beneficiary. A Participant’s Beneficiary, as defined in Article VI, is the Beneficiary designated to receive the Participant’s Account, if any, from the Plan, upon the death of the Participant.

2.5 Baxter Plan. The Baxter International Inc. Directors’ Deferred Compensation Plan, as adopted by Baxter International Inc. and in effect immediately prior to the Spin-Off.

2.6 Board. The Board of Directors of Baxalta.

2.7 Compensation. All compensation (other than Stock Options) payable by Baxalta to a Participant for his or her services as a member of the Board, including without limitation any annual retainer, fees for attending meetings of the Board or any committee thereof, fees for acting as chairperson of any Board or committee meeting, and any other fees as may become payable to a Non-Employee Director, including the additional retainer payable to the Lead Director.

2.8 Compensation Committee. The Compensation Committee of the Board.

2.9 Deferral. The Deferral is the amount of the Participant’s Compensation that the Participant elected to defer and contribute to the Plan, which, but for such election, would have otherwise been paid to him or her.

2.10 Deferral Election Form. The form that a Participant must complete and return to the Administrator, in accordance with the rules and procedures as may be established by the Administrator, in order to elect to defer a portion of his or her Compensation into the Plan.

2.11 Distribution Election Form. The form that a Participant must complete and return to the Administrator, in accordance with the rules and procedures as may be established by the Administrator. This form is to be used by Participants for two purposes To elect the manner in which the Participant’s Account will be distributed upon Termination. Only one election form shall be filed with respect to distribution of a Participant’s Account following Termination. To be effective, a Distribution Election Form must be filed at the same time as the Participant’s first Deferral Election Form (in which case it may be combined with the Deferral Election Form), or at such other time as may be permitted by Section 5.2.

2.12 Outside Director. Any member of the Board who is not an employee of Baxalta or its subsidiaries and who receives Compensation for his services as a member of the Board.

2.13 Participant. A Participant is any Outside Director or former Outside Director who has an Account balance in the Plan.

2.14 Plan Year. The Plan Year is the calendar year. The first Plan Year is the period commencing on the effective date of the Spin-Off, and ending December 31, 2015.

2.15 Shares. Shares of common stock, $.01 par value, of Baxalta, or any other security in which Shares are converted pursuant to Section 3.2.

2.16 Spin-Off. The distribution by Baxter International Inc. of at least 80.1 percent of the Shares to the shareholders of Baxter in a spin-off transaction, expected to occur on or about July 1, 2015.

2.17 Termination. For purposes of the Plan, Termination means a Participant ceasing to be a member of the Board for any reason, including resignation, removal, or failure to be re-elected. A Participant who ceases to be an Outside Director, but is still a member of the Board, shall not have incurred a Termination. Notwithstanding the foregoing, for purposes of determining when a Participant’s Account becomes payable, Termination shall not be considered to have occurred until the Participant incurs a separation from service as defined in Treasury Regulations issued pursuant to §409A of the Code. A Participant shall not be considered to have incurred a separation from service until the Participant has ceased to provide any services as a director or independent contractor for Baxalta, its subsidiaries, and any other entity that would be treated as a member of a controlled group that includes Baxalta under §414(b) or (c) of the Code (as modified by substituting 50% ownership for 80% for all purposes thereof), without any expectation of the Participant being retained to provide future services as a director or independent contractor; provided, however, that a Participant shall not be considered to have failed to incur a separation from service if the Participant is, or becomes, an employee of any such entity.

2.18 Unforeseeable Emergency. A severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in §152 of the Code, without regard to §§152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Whether a Participant is faced with an unforeseeable emergency permitting a distribution under this Plan is to be determined based on the relevant facts and circumstances of each case and in accordance with the requirements of §409A of the Code.

ARTICLE III

ELIGIBILITY FOR COMPENSATION DEFERRALS

3.1 Compensation Deferral Elections. Any Outside Director may elect to defer a portion of his or her Compensation as set forth on his or her Deferral Election Form, in accordance with applicable rules and procedures established by the Administrator. An Outside Director Participant may elect to defer up to a total of 100% of his or her Compensation, or any lesser amount; provided that the Administrator may establish reasonable procedures requiring Deferral Elections to be stated in whole dollar amounts or whole percentages.

3.2 Timing of and Changes in Deferral Election. An Outside Director may make a Deferral Election for each Plan Year either

(a)	during the annual enrollment period established by the Administrator prior to the beginning of the Plan Year, in which event such Deferral Election shall apply to all Compensation payable to such Outside Director during the Plan Year; or

(b)	not later than 30 days after the Outside Director is first elected to the Board, in which event such Deferral Election shall apply to all Compensation earned after the election is made in the remainder of the Plan Year (including a pro rata share of any annual retainer or similar amount, determined by multiplying the amount of such Compensation by a fraction, the numerator of which is the number of days remaining in the Plan Year after the election and denominator is the number of days remaining in the Plan Year after the Outside Director is elected to the Board); provided, that prior to his election to the Board the Outside Director did not participate in any elective deferred compensation arrangement with respect to Baxalta, its subsidiaries, and any other entity that would be treated as a member of a controlled group that includes Baxalta under §414(b) or (c) of the Code, other than (i) the Baxalta International Inc. and Subsidiaries Deferred Compensation Plan, or any similar plan applicable only to employees, or (ii) a deferred compensation plan under which the Outside Director either accrued no additional benefit (other than investment earnings) during the 24 month period prior to his election, or received a complete distribution of his entire account balance and ceased to be eligible to participate prior to his election.

A Participant who has a Deferral Election in effect may not change such election during the Plan Year, and may only revoke such election in accordance with procedures established by the Administrator consistent with Treasury Regulations issued pursuant to §409A of the Code, subject to Section 5.6.

3.3 Deferral of Restricted Stock Units. Each Participant may elect to defer the receipt of all (but not fewer than all) of the Shares the Participant is entitled to receive upon the vesting of any annual grant of Restricted Stock Units to the Participant for service on the Board. Such deferral election must be made, in accordance with procedures established by the Administrator, during either of the enrollment periods described in Section 3.2 for the Plan Year in which the Restricted Stock Units are granted; provided that if the Outside Director makes such election during the 30 day period described in Section 3.2(b), and after the date of grant of the RSUs, the number of shares deferred shall be equal to the total number of RSUs multiplied by a fraction, the numerator of which is the number of days between the date on which the election is made and the date of the next annual meeting following the date of grant and the denominator of which is the number of days between the date of grant and the date of the next annual meeting, rounded to the next lower number of whole shares. If a Participant elects to defer an annual grant of Restricted Stock Units, the Shares underlying such grant shall be settled by delivery of all of the deferred Shares within the first ninety days of the Plan Year following the Plan Year in which the Participant incurs a Termination (regardless of whether the Participant has elected payment of his Account in installments). A Participant’s deferred Restricted Stock Units shall be accounted for separately as part of the Participant’s Account, and shall not be subject to Section 4.1, 4.2 or 5.6, but shall otherwise be subject to the provisions of this Plan. In the event of any corporate transaction that, under the terms of the incentive plan pursuant to which the Restricted Stock Units were granted, results in the conversion of Shares into another form of securities, adjustment to the number of Shares subject to outstanding grants, or other adjustments to Restricted Stock Units, such conversion or adjustment will also apply to Shares deferred pursuant to this Plan.

3.4 Application to Baxter Directors. In the case of an Outside Director who was eligible to participate in the Baxter Plan immediately prior to the Spin-Off, whether or not he had elected to do so, the deferral election, if any, made by such Outside Director under the Baxter Plan for the Plan Year that includes the Spin-Off will be treated as a Deferral Election under this Plan and will apply to the Outside Director’s Compensation paid by Baxalta in the year that includes the Spin-Off, and such an Outside Director shall not otherwise be eligible to make a Deferral Election under this Plan until the open enrollment period for the Plan Year following the Plan Year that includes the Spin-Off.

ARTICLE IV

CREDITING OF ACCOUNTS

4.1 Crediting of Accounts. All amounts deferred by a Participant under the Plan shall be credited to his or her Account in the Plan. Each Participant’s Account shall be credited or charged with its share of investment earnings or losses determined in accordance with Section 4.2, and shall be charged with all distributions made to the Participant or his or her Beneficiary. Accounts shall be maintained for bookkeeping purposes only, and shall not require the segregation of funds or establishment of a separate fund.

4.2 Earnings. Each Participant’s Account shall be adjusted upward or downward, on a weekly (or as otherwise determined by the Administrator) basis to reflect the investment return that would have been realized had such amounts been invested in one or more investments selected by the Participant from among the assumed investment alternatives designated by the Administrator for use under the Plan. Until otherwise determined by the Administrator in its sole discretion, the investment alternatives shall be the same as those available under the Baxalta International Inc. and Subsidiaries Deferred Compensation Plan, and Accounts for which no election is made shall be invested in the default fund specified under such plan. Prior to the first day of each calendar quarter (or at such other intervals as may be determined by the Administrator), Participants may change the assumed investment alternatives in which their Account will be deemed invested for such quarter. Participant elections of assumed investment alternatives shall be made at the time and in the form determined by the Administrator, and shall be subject to such other restrictions and limitations as the Administrator shall determine. Investment elections made under the Baxter Plan shall be deemed to have been made under this Plan to the extent the same investment funds are available under this Plan.

4.3 Account Statements. Account Statements will be generated effective as of the last day of each calendar quarter and mailed to each Participant as soon as administratively feasible. Account Statements will reflect all Account activity during the reporting quarter, including Account contributions, distributions and earnings credits. Notwithstanding the foregoing, the failure to provide an Account Statement shall not constitute a breach of this Plan or entitle any Participant to any amount that he would not otherwise be entitled to under the Plan.

4.4 Vesting. Subject to Sections 9.1 and 9.2, a Participant is always 100% vested in his or her Account in the Plan at all times.

4.5 Transfer of Baxter Plan Accounts. If an Outside Director was a participant in the Baxter Plan immediately prior to the Spin-Off, and will not be an outside director of Baxter following the Spin-Off, the account of such Outside Director in the Baxter Plan will be transferred to his or her Account in this Plan, effective on the date of the Spin-Off, and will thereafter be treated as having been deferred under this Plan. All elections made by the Outside Director with respect to the distribution of such portion of his or her Account will be treated as having been made under this Plan, and will be interpreted as if the Outside Director’s membership on the Board were a continuation of his or her membership on the Baxter board of directors.

ARTICLE V

DISTRIBUTION OF BENEFITS

5.1 Distribution of Benefits. Subject to Section 5.2, distribution of a Participant’s Account, if any, will be made in accordance with the Participant’s Distribution Election Form. Anything else in this Plan to the contrary notwithstanding, (i) in no event shall the distribution of any Account be accelerated to a time earlier than which it would otherwise have been paid, whether by amendment of the Plan, exercise of the Compensation Committee’s discretion, or otherwise, except as permitted by Treasury Regulations issued pursuant to §409A of the Code, and (ii) in the event that the Compensation Committee, in its sole discretion, determines that any time or form of distribution provided for in the Plan, or the existence of a right to elect a different time or form of distribution, would cause the Plan to fail to meet the requirements of §409A of the Code, or otherwise cause Participants to be subject to any adverse federal income tax consequences, the Compensation Committee shall amend the Plan to modify or remove the form of distribution or election right. The distribution restrictions under §409A of the Code shall apply to Participant’s entire account balances under the Plan, whether deferred before or after January 1, 2005, and including any portion transferred from the Baxter Plan. Notwithstanding the foregoing, if at any time any portion of a Participant’s account balance is includible in the Participant’s income pursuant to §409A of the Code, the portion so included shall be distributed to the Participant as soon as administratively feasible.

5.2 Distribution.

A. Distribution Election Form – Termination. A Participant’s Account will be paid after the Participant’s Termination, in accordance with the form of payment designated in such Participant’s Distribution Election Form. Only one Distribution Election Form may be submitted with respect to distribution of a Participant’s Account following Termination, and such election shall apply to the Participant’s entire Account balance at his or her Termination. A Participant shall file a Distribution Election Form with his or her first Deferral Election Form, and may change the form of payment designated on his or her Distribution Election Form from time to time by filing a new Distribution Election Form in accordance with procedures established by the Administrator; provided that, in the case of a change made after the last day permitted for filing the initial Deferral Election Form, (i) distribution of the Account following the change shall commence not earlier than five years after the distribution would otherwise have begun, and (ii) if the Participant incurs a Termination within 12 months after changing the form of payment designated, the change shall be disregarded and his or her Account shall be distributed in accordance with the form of payment designated prior to the change.

B. Forms of Distribution. The forms of distribution are:

(a)	a lump sum payment, or

(b)	for distributions upon Termination only, annual installments of at least 2 years, but not to exceed 15 years.

Annual installments will commence in the first ninety days of the Plan Year following the Plan Year in which the Participant incurs a Termination. Subsequent installments will be paid annually in the first ninety days of subsequent Plan Years, and each installment shall be equal to the remaining balance in the Participant’s Account immediately prior to such payment divided by the number of installments remaining to be paid.

Lump sum payments pursuant to a Distribution Election Form relating to payments following Termination will be made in the first ninety days of the Plan Year following the Plan Year in which the Participant incurs a Termination. All distributions of a Participant’s Account prior to Termination will be paid in a lump sum as soon as administratively feasible after the date elected by the Participant in the Distribution Election Form.

If a Participant does not elect a form of distribution by the time the Deferral Election Form or the Distribution Election Form is required to be completed, the Participant’s election will default to a lump sum payment in the first ninety days of the Plan Year following the Plan Year in which the Participant incurs a Termination.

Notwithstanding the above, a Participant whose Account totals less than $50,000 as of the last day of the Plan Year in which he or she incurs a Termination will receive lump sum payment of his or her Account in the first ninety days of the Plan Year following the Plan Year in which the Participant incurs a Termination.

C. Distributions Upon Death. Upon the death of a Participant prior to the complete distribution of the Participant’s account, the Participant’s remaining account balance shall be paid to his or her Beneficiary in a lump sum as soon as practical, but not later than ninety days after the Participant’s death, regardless of whether the Participant had elected payment in installments or whether installment payments had begun prior to the Participant’s death.

D. Participants in Baxter Plan In the case of a Participant whose account in the Baxter Plan was transferred to this Plan as of the Spin-Off, the distribution election made by such Participant under the Plan, as in effect immediately prior to the Spin-Off, shall be treated as his or her Distribution Election under this Plan and may only be changed as provided above. Prior to 2009, participants in the Baxter Plan were permitted to elect a specified date for the distribution of their accounts, and if any such Participant had a specified date election in effect under the Baxter Plan, the same election shall apply under this Plan. The Baxter Plan accounts of participants in the Baxter Plan who continued to serve as outside directors of Baxter as well as of Baxalta following the Spin-Off were not transferred to this Plan. Such Outside Directors were permitted, during the open enrollment period for 2015, to make distribution elections that would apply only to their accounts in this Plan, and any such elections shall be treated as the initial Distribution Election under this Plan. If such an Outside Director did not make such an election, his or her distribution election in effect under the Baxter Plan shall be treated as having been made under this Plan as provided above.

5.3 Effect of Payment. Payment to the person, trust or other entity reasonably and in good faith determined by the Administrator to be the Participant’s Beneficiary will completely discharge any obligations Baxalta or any other Employer may have under the Plan. If a Plan benefit is payable to a minor or a person declared to be incompetent or to a person the Administrator in good faith believes to be incompetent or incapable of handling the disposition of property, the Administrator may direct payment of such Plan benefit to the guardian, legal representative or person having the care and custody of such minor and such decision by the Administrator is binding on all parties. The Administrator may initiate whatever action it deems appropriate to ensure that benefits are properly paid to an appropriate guardian.

The Administrator may require proof of incompetence, minority, incapacity or guardianship, as it may deem appropriate prior to distribution of the Plan benefit. Such distribution will completely discharge the Administrator and the Employer from all liability with respect to such benefit.

5.4 Taxation of Plan Benefits. It is intended that each Participant will be taxed on amounts credited to him or her under the Plan at the time such amounts are received, and the provisions of the Plan will be interpreted consistent with that intention.

5.5 Withholding and Payroll Taxes. Baxalta will withhold from payments made hereunder any taxes required to be withheld for the payment of taxes to the Federal, or any state or local government.

5.6 Distribution Due to Unforeseeable Emergency. Upon written request of a Participant and the showing of Unforeseeable Emergency, the Administrator may authorize distribution of all or a portion of the Participant’s Accounts, and or the acceleration of any installment payments being made from the Plan, but only to the extent reasonably necessary to relieve the Unforeseeable Emergency, including federal, state, local, or foreign income taxes or penalties reasonably imposed upon the distribution. In any event, payment may not be made to the extent such Unforeseeable Emergency is or may be satisfied through reimbursement by insurance or otherwise, including, but not limited to, liquidation of the Participant’s assets (but not including hardship deferrals or loans from the Participant’s account in any qualified retirement plan, as defined in Treasury Regulations §1.409A-1(a)(2)), to the extent that such liquidation would not in and of itself cause severe financial hardship. If the Participant demonstrates the existence of an Unforeseeable Emergency, the Administrator shall first cancel the Participant’s Deferrals for the Plan Year (other than Deferrals of Restricted Stock Units pursuant to Section 3.3), and the amount of the distribution required to relieve the Unforeseeable Emergency shall take into account the additional income available to the Participant as the result of cancellation of such Deferrals. The Administrator may also impose such other conditions upon a distribution as it determines in its discretion to be appropriate and not inconsistent with §409A of the Code.

5.7 Correction of Errors. The Administrator shall have the authority to correct any error in the calculation of a Participant’s Account or the amount distributed to a Participant, regardless of the reason for the error and regardless of whether distribution of the Account has commenced. By his or her participation in the Plan and acceptance of benefits hereunder, each Participant agrees that he or she will promptly repay to the Plan any payment that exceeds the amount to which he or she was entitled under the Plan (an “excess payment”), and will hold any excess payment, and any proceeds of any excess payment, or property acquired with any excess payment, in trust for the benefit of the Plan, which trust shall remain in effect, and shall continue to apply to any excess payment, proceeds or other property even if transferred to a third party, until the total amount of the excess payment has been repaid to the Plan. The Administrator may, on behalf of the Plan, commence an action to enforce such trust, or take any other available action in law or equity, including setting off any other amount owed to the Participant, to recover such excess payment.

ARTICLE VI

BENEFICIARY DESIGNATION

6.1 Beneficiary Designation. Each Participant has the right to designate one or more persons, trusts or, with the Administrator’s approval, other entity as the Participant’s Beneficiary, primary as well as secondary, to whom benefits under this Plan will be paid in the event of the Participant’s death prior to complete distribution to the Participant of the benefits due under the Plan. Each Beneficiary designation will be in a written form prescribed by the Administrator and will be effective only when filed with the Administrator during the Participant’s lifetime. A Participant’s Beneficiary designed under the Baxter Plan will be treated as his or her Beneficiary under this Plan until changed as provided in Section 6.2.

6.2 Amendments to Beneficiary Designation. Any Beneficiary designation may be changed by a Participant without the consent of any Beneficiary by the filing of a new Beneficiary designation with the Administrator. Filing a Beneficiary designation as to any benefits available under the Plan revokes all prior Beneficiary designations effective as of the date such Beneficiary designation is received by the Administrator. If a Participant’s Account is community property, any Beneficiary designation will be valid or effective only as permitted under applicable law.

6.3 No Beneficiary Designation. In the absence of an effective Beneficiary designation, or if all Beneficiaries predecease the Participant, the Participant’s estate will be the Beneficiary. If a Beneficiary dies after the Participant and before payment of benefits under this Plan has been completed, and no secondary Beneficiary has been designated to receive such Beneficiary’s share, the remaining benefits will be payable to the Beneficiary’s estate.

ARTICLE VII

ADMINISTRATION

7.1 Administration. The Plan is administered by the Compensation Committee, which shall be the Administrator for all purposes of the Plan. Notwithstanding the foregoing, all authority to administer the Plan on an ongoing basis, including the authority to adopt and implement all rules and procedures for the administration of the Plan, shall be exercised by such persons as may be designated by the Executive Vice President and Head of Human Resources of Baxalta (or the individual holding equivalent duties and responsibilities), subject to the authority of the Compensation Committee, and all references to the Administrator herein shall, as appropriate, be construed to refer to such person or persons.

7.2 Administrator Powers. The Administrator has such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the power, right and duty to construe, interpret and enforce the Plan provisions and to determine all questions arising under the Plan including, but not by way of limitation, questions of Plan participation, eligibility for Plan benefits and the rights of Outside Directors, Participants, Beneficiaries and other persons to benefits under the Plan and to determine the amount, manner and time of payment of any benefits hereunder, and to adopt procedures, rules, regulations and forms to be utilized in the efficient administration of the Plan which may alter any procedural provision of the Plan without the necessity of an amendment. The Administrator is empowered to employ agents (who may also be employees of Baxalta) and to delegate to them any of the administrative duties imposed upon the Administrator or Baxalta

7.3 Finality of Decisions. Any ruling, regulation, procedure or decision of the Administrator will be conclusive and binding upon all persons affected by it. There will be no appeal from any ruling by the Administrator, which is within its authority, except as provided in Section 7.4 below.

7.4 Claims Procedure. Any claim for benefits by a Participant, his or her Beneficiary or Beneficiaries, or any other person claiming the right to receive any benefit from the Plan by reason of his or her relationship to a Participant or Beneficiary (the “applicant”) shall be in writing and filed in accordance with procedures specified by the Administrator not more than one year after the claimant knows or with the exercise of reasonable diligence should have known of the basis for the claim. If the claim is denied, the Administrator will furnish the applicant within a reasonable period of time with a written notice that specifies the reason for the denial, and explains the claim review procedures of this Section 7.4. If, within 60 days after receipt of such notice, the applicant so requests in writing, the Administrator will review its earlier decision. The Administrator’s decision on review will be in writing, will include specific reasons for the decision, and will be given to the claimant with a reasonable period of time after the request for review is received. By participating in the Plan, each Participant agrees, on behalf of himself or herself and all persons claiming through him or her, not to commence any action or proceeding for payment of any amount claimed to be due under the Plan without first complying with the foregoing procedures.

7.5 Indemnity. To the extent permitted by applicable law and to the extent that they are not indemnified or saved harmless under any liability insurance contracts, any present or former employees, officers, or directors of Baxalta, or its subsidiaries or affiliates, if any, will be indemnified and saved harmless by Baxalta from and against any and all liabilities or allegations of liability to which they may be subjected by reason of any act done or omitted to be done in good faith in the administration of the Plan, including all expenses reasonably incurred in their defense in the event that Baxalta fails to provide such defense after having been requested in writing to do so.

ARTICLE VIII

AMENDMENT AND TERMINATION OF PLAN

8.1 Amendment. The Compensation Committee may amend the Plan at any time, except that no amendment will decrease the Accounts of Participants and Beneficiaries at the time of the amendment. Notwithstanding the foregoing, the Administrator may adopt any amendment to the Plan that is technical, ministerial or procedural in nature, and any rule or procedure properly adopted by the Administrator that is technical, ministerial or procedural in nature shall be deemed an amendment to the Plan to the extent of any inconsistency between such rule or procedure and the provisions hereof.

8.2 Right to Terminate. The Compensation Committee may at any time terminate the Plan.

8.3 Payment at Termination. If the Plan is terminated, the Accounts of Participants shall continue to be held until distributed in accordance with Article V, unless in connection with such termination the Compensation Committee amends the Plan to provide for distribution of all Accounts in lump sum payments, provided that such distributions are permitted by Treasury Regulations issued pursuant to §409A of the Code.

ARTICLE IX

MISCELLANEOUS

9.1 Unfunded Plan. This Plan is intended to be an unfunded deferred compensation plan. All credited amounts are unfunded, general obligations of Baxalta. This Plan is not intended to create an investment contract. Participants are members of the Board of Baxalta, who, by virtue of their position, are uniquely informed as to Baxalta’s operations and have the ability to affect materially Baxalta’s profitability and operations.

9.2 Unsecured General Creditor. In the event of Baxalta’s insolvency, Participants and their Beneficiaries, heirs, successors and assigns will have no legal or equitable rights, interest or claims in any property or assets of Baxalta or any of its subsidiaries, nor will they be beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by such Baxalta (the “Policies”) greater than those of any other unsecured general creditors. In that event, any and all of Baxalta’s assets and Policies will be, and remain, the general, unpledged, unrestricted assets of Baxalta. Baxalta’s obligation under the Plan will be merely that of an unfunded and unsecured promise of Baxalta to pay money in the future.

9.3 Nonassignability. Neither a Participant nor any other person will have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be nonassignable and nontransferable. No part of the amounts payable will, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency. Nothing contained herein will preclude Baxalta from offsetting any amount owed to it by a Participant against payments to such Participant or his or her Beneficiary.

9.4 Protective Provisions. A Participant will cooperate with Baxalta by furnishing any and all information requested by Baxalta, in order to facilitate the payment of benefits hereunder.

9.5 Governing Law. The provisions of this Plan will be construed and interpreted according to the laws of the State of Illinois.

9.6 Severability. In the event any provision of the Plan is held invalid or illegal for any reason, any illegality or invalidity will not affect the remaining parts of the Plan, but the Plan will be construed and enforced as if the illegal or invalid provision had never been inserted, and Baxalta will have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment as provided in the Plan, including, but not by way of limitation, the opportunity to construe and enforce the Plan as if such illegal and invalid provision had never been inserted herein.

9.7 Notice. Any notice or filing required or permitted to be given to Baxalta or the Administrator under the Plan will be sufficient if in writing and hand delivered, or sent by registered or certified mail to Baxalta’s Chief Financial Officer and, if mailed, will be addressed to the principal executive offices of Baxalta. Notice to a Participant or Beneficiary may be hand delivered or mailed to the Participant or Beneficiary at his or her most recent address as listed in the employment records of Baxalta. Notices will be deemed given as of the date of delivery or mailing or, if delivery is made by certified or registered mail, as of the date shown on the receipt for registration or certification. Any person entitled to notice hereunder may waive such notice.

9.8 Successors. The provisions of this Plan will bind and inure to the benefit of Baxalta, the Participants and Beneficiaries, and their respective successors, heirs and assigns. The term successors as used herein will include any corporate or other business entity, which, whether by merger, consolidation, purchase or otherwise acquires all or substantially all of the business and assets of Baxalta, and successors of any such corporation or other business entity.

9.9 Action by Baxalta. Except as otherwise provided herein, any action required of or permitted by Baxalta under the Plan will be by resolution of the Compensation Committee or any person or persons authorized by resolution of the Compensation Committee. Any action required of or permitted by Baxalta in its role as Administrator may be taken by the Executive Vice President and Head of Human Resources of Baxalta (or the individual holding equivalent duties and responsibilities) or persons acting under his or her authority.

9.10 Participant Litigation. In any action or proceeding regarding the Plan, Outside Directors, Participants, Beneficiaries or any other persons having or claiming to have an interest in this Plan will not be necessary parties and will not be entitled to any notice or process. Any final judgment which is not appealed or appealable and may be entered in any such action or proceeding will be binding and conclusive on the parties hereto and all persons having or claiming to have any interest in this Plan. To the extent permitted by law, if a legal action is begun against Baxalta, the Administrator, or any member of the Compensation Committee by or on behalf of any person and such action results adversely to such person or if a legal action arises because of conflicting claims to a Participant’s or other person’s benefits, the costs to such person of defending the action will be charged to the amounts, if any, which were involved in the action or were payable to the Participant or other person concerned. To the extent permitted by applicable law, acceptance of participation in this Plan will constitute a release of Baxalta, the Administrator and each member of the Compensation Committee, and their respective agents from any and all liability and obligation not involving willful misconduct or gross neglect.

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